Exhibit 99.1

COMPANY LOGO                                               Citizens Utilities
                                                           3 High Ridge Park
                                                           Stamford, CT 06905
                                                           203.614.5600
                                                           Web site: www.czn.net

FOR IMMEDIATE RELEASE

Contacts:
Financial Community:                          Media:
Alan H. Oshiki, Assistant Vice President      Brigid M. Smith, Assistant Vice
Investor Relations                            President Corporate Communications
(203) 614-5629                                (203) 614-5042
aoshiki@czn.com                               bsmith@czn.com


              CITIZENS AGREES TO SELL ITS LOUISIANA GAS OPERATIONS

STAMFORD, Conn., April 13, 2000 - Citizens Utilities (NYSE:CZN) announced today that it has entered into a definitive agreement to sell Louisiana Gas Service Company and LGS Natural Gas Company, which operate Citizens gas properties in Louisiana, to Atmos Energy Corporation (NYSE:ATO) for $375 million plus the assumption of certain liabilities. The transaction, which is subject to regulatory approvals, is expected to close within twelve months.

Citizens serves approximately 279,000 gas customers in Louisiana. The Louisiana operations are the first of Citizens' four gas properties to be sold.

In October 1999, Citizens sold its water and wastewater operations for $835 million and in February of this year sold its electric utility operations for $535 million. The proceeds from all of the divestitures will be used to permanently fund Citizens' announced acquisitions of nearly one million telephone access lines.

Morgan Stanley Dean Witter acted as Citizens' financial advisor.

Citizens Utilities provides telecommunications services to nearly one million customers in 13 states. In 1999, Citizens agreed to purchase approximately one million additional access lines in transactions that will begin to close in mid-2000. Citizens also owns 82% of Electric Lightwave, Inc. (NASDAQ:ELIX), a facilities-based, integrated communications provider that offers a broad range of services to telecommunications-intensive businesses throughout the United States. Effective May 18, 2000, Citizens Utilities will be known as Citizens Communications.

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements (including oral representations) are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in the company's markets, success in overall strategy, changes in legal or regulatory policy, changes in legislation, the company's ability to identify future markets and successfully expand existing ones, the mix of products and services offered in the company's target markets, the effects of acquisitions and dispositions and the ability to effectively integrate businesses acquired. These important factors should be considered in evaluating any statement contained herein and/or made by the company or on its behalf. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.